SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C. 20549


                           FORM 8-K

                        CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934

Date of report (Date of earliest event reported): February 27, 2014


              SCIENTIFIC INDUSTRIES, INC.
______________________________________________________
(Exact name of registrant as specified in its charter)

   Delaware	   000-6658          04-2217279
_______________  ____________	__________________
(State or other   (Commission    (IRS Employer No.)
jurisdiction of    File Number)
incorporation)

               70 Orville Drive
           Bohemia, New York 11716
______________________________________________________
    (Address of principal executive offices)


                (631) 567-4700
______________________________________________________
Registrant's telephone number, including area code


                Not Applicable
_____________________________________________________________
(Former name or former address, if changed since last report)




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ITEM  1.01

See Item 2.01 for information as to an Asset Purchase Agreement, dated February 26, 2014.

ITEM  2.01  Completion of Acquisition or Disposition of Assets

On February 26, 2014, the Company acquired the assets related to the laboratory and pharmacy balance and digital scale business (the "Digital Scale Business") of Fulcrum Inc., (the "Assignor") pursuant to an Asset Purchase Agreement (?APA?) with the seller and its principal stockholders, James Maloy and Karl Nowosielski.

Pursuant to the APA the consideration paid and payable by the Company to Fulcrum Inc., consisted of $430,000 in cash, 126,449 shares of the Company's Common Stock valued at $427,500 (of which 31,612 shares are held in a one year escrow to secure the seller's representations and warranties), based on the average of the per share selling prices of the Common Stock in the last five transactions prior to the Closing on the Over-the-Counter Market Bulletin Board and the obligation to pay percentages of net sales of the related products sold by the Company during the periods ending June 30, 2014 (8%), June 30, 2015 (9%), June 30, 2016 (10%)
and June 30, 2017 (11%).  The Company agreed to provide
Fulcrum "piggy-back" registration rights with respect to the shares issued.

James Maloy, the Seller?s President, and Karl Nowosielski, the
Chief Operating Officer entered into long term non-competition agreements with the Company pursuant to which each was paid
$135,000. Maloy and Nowosielski agreed to non-competition covenants for five and four year periods, respectively. Mr. Nowosielski also entered into an employment agreement providing for his employment as President of the Company's new Torbal
Scales Division and the Director of Marketing of the Company for a three-year term, which may be extended by mutual consent for an additional two years. His annual salary is to be $140,000, subject to increases commencing with the second year based on percentage increases in the Consumer Price Index from the end of the immediately preceding year's CPI plus such bonuses which the Board of Directors in its sole and absolute discretion my authorize. Pursuant to the employment agreement he was granted at the Closing under the Company's 2012 Stock Option Plan qualified stock options to purchase 2,000 shares of Common Stock at a price of $3.66 per share and is to be granted subject to his continued employment in February 26, 2015, 2016, and 2017 QSOs for 4,000 shares, 5,000 shares and 6,000 shares, respectively. The employment agreement contains a non-competition covenant, subject to the Company not being in default thereof for an 12 month period following his last day of his employment in the United States, Canada, Central and South America.

The Company also entered into an agreement with the principal supplier to Fulcrum Inc., to be the Company's sole supplier for the Digital Scale Products and for the Company to be the exclusive distributor of the supplier of the products in the United States and Canada. The termination date of the agreement is March 1, 2020, but may be terminated upon a breach by the other party or by the supplier if the aggregate purchase price for the goods acquired is less than $150,000 for 2014 or $180,000 for any subsequent year during the term. Each party may terminate the agreement upon the bankruptcy, moratorium, receivership, liquidation or any agreement between the debtor and its creditors, or any circumstance likely to affect the party's ability to fulfill its obligations under the Supply Agreement.

As a result of the stock issuance, the Company's outstanding shares of Common Stock increased to 1,469,112 as of February 27, 2014.

Based on unaudited information the sales of the acquired business for its fiscal years ended June 30, 2012 and June 30, 2013 and the five months ended November 30, 2013 were $993,300, $1,140,000 and $417,500, respectively.


ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired

Fulcrum Inc., was unable to provide audited historical financial statements for its fiscal years ended June 30, 2012 and June 30, 2013 to the Company or the information which would enable the Company without material expense to have them prepared.

(b)	Pro Forma Financial Information

The Company intends to file pro forma financial information under cover of Form 8-K/A no later than 71 calendar days after the date this Report was required to be filed.

(c) Exhibits

Exhibit No.        Exhibit
__________        _________________________
2.1	Copy of Asset Purchase Agreement dated February 26, 2014
	among the Company, Fulcrum Inc., James Maloy and Karl
        Nowosielski.*

10(b) 	Copy of Non-Competition Agreement with James Maloy.
10(c)	Copy of Non-Competition Agreement with Karl Nowosielski.
10(d)	Copy of Registration Rights Agreement.
10(e)   Copy of Escrow Agreement.
10(f)   Copy of Employment Agreement with Karl Nowosielski.
10(g)   Copy of Supply Contract with Axis Sp 3.O.O
_______________________________________________________________
*Disclosure Schedules to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplemental copies of any of the omitted Disclosure Schedules to the SEC upon request.

The lessor of the premises leased by the suppler has agreed to the assignment to the Company of the lease as of June 30, 2014 for which agreement the Company contributed to the termination fees.


                            SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        SCIENTIFIC INDUSTRIES, INC.
                                        (Registrant)


                                        Date:	February 28, 2014

                                        By:  /s/ Helena R. Santos
                                       	 ________________________
                                        Helena R. Santos,
			                President and Chief Executive
 			                Officer